EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77o:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Credit Suisse Institutional Fixed Income Fund, Inc.

In planning and performing our audit of the financial statements of Credit Suisse Institutional Fixed Income Fund, Inc. (formerly known as Credit Suisse Institutional U.S. Core Fixed Income Fund, Inc.) (the "Fund") for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
October 15, 2001



EXHIBIT B:

Credit Suisse Institutional Fixed Income Fund
10-F3 Transactions
For the Period of March 1, 2001 through August 31, 2001

FUND: Credit Suisse Institutional Fixed Income Fund
OFFERING: Crown Castle International 144A
DATE: 5/10/01
BROKER: JP Morgan Chase
PRICE: $100.00
PAR/SHARES: 625
% OF OFFERING: 0.14%
% OF ASSETS: 0.15%
SYNDICATE MEMBER: CS First Boston



EXHIBIT C:
                    Amendment to the By-Laws
                               of
          Credit Suisse Institutional U.S. Core Fixed Income Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse
Institutional U.S. Core Fixed Income Fund, Inc., the name has changed to Credit Suisse Institutional Fixed Income Fund, Inc.
Dated the 2nd day of July, 2001



                        ARTICLES OF AMENDMENT
                                OF
                      ARTICLES OF INCORPORATION
                                OF
      CREDIT SUISSE INSTITUTIONAL U.S. CORE FIXED INCOME FUND, INC.

CREDIT SUISSE INSTITUTIONAL U.S. CORE FIXED INCOME FUND, INC.
(the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:
ARTICLE II
NAME
The name of the corporation is Credit Suisse Institutional
Fixed Income Fund, Inc.
SECOND: The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders, the amendment was approved by a majority of the entire Board of Directors and that the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective as of July 2, 2001.
IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein with respect to authorization and approval are true in all material respects.

DATE: June 29th , 2001
    /s/Hal Liebes
Hal Liebes
Vice President and Secretary


ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary